UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 16, 2007

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 19, 2007, Option One Owner Trust 2003-5 (the “Trust”), Option One Mortgage Corporation (“OOMC”), Option One Mortgage Capital Corporation, Option One Loan Warehouse LLC, Wells Fargo Bank, National Association (“Wells Fargo”) and Citigroup Global Markets Realty Corp. (“Citigroup”) entered into Waiver and Amendment Number Two to Amended and Restated Sale and Servicing Agreement (the “Citigroup Amendment”).

The purpose of the Citigroup Amendment was to extend through October 2, 2007, OOMC’s on-balance sheet financing arrangement with Citigroup to fund daily non-prime originations (the “Citigroup On-Balance Sheet Warehouse Facility”). The Citigroup Amendment also provides for a waiver for the quarter ending July 31, 2007 of the covenant requiring OOMC to maintain a cumulative minimum net income of at least $1 for the four consecutive fiscal quarters ended July 31, 2007. The waiver extends through October 2, 2007, but will cease to be effective if (i) any of OOMC’s current warehouse providers cease to provide warehouse capacity to OOMC or reduce the amount of such capacity, (ii) the sale of OOMC to Cerberus Capital Management L.P. (“Cerberus”) does not occur prior to September 30, 2007, or (iii) the OOMC sale agreement with Cerberus is terminated.

The Citigroup On-Balance Sheet Warehouse Facility provides funding totaling $1,500,000,000 (less the maximum funding available under OOMC’s off-balance sheet warehouse facility with Citigroup, which currently is $1,000,000,000) through October 2, 2007, and bears interest at one-month LIBOR plus additional margin rates. The Citigroup On-Balance Sheet Warehouse Facility is subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, capital adequacy test, non-warehouse leverage ratios, net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the Citigroup On-Balance Sheet Warehouse Facility. In addition, the Citigroup On-Balance Sheet Warehouse Facility permits Citigroup at any time to require the Trust to redeem specified borrowed amounts outstanding under the Citigroup On-Balance Sheet Warehouse Facility.

Under the Citigroup On-Balance Sheet Warehouse Facility, non-prime loans originated by OOMC are sold daily to the Trust, which utilizes Citigroup On-Balance Sheet Warehouse Facility to purchase the loans. The Trust subsequently sells the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization is dependent on market conditions. See “Off-Balance Sheet Financing Arrangements” in Item 7 of the Company’s Form 10-K for the fiscal year ended April 30, 2007.

Certain parties to the Citigroup On-Balance Sheet Warehouse Facility have other relationships with the Company or its affiliates. Affiliates of Citigroup and Wells Fargo are lending parties pursuant to credit facilities maintained by Block Financial Corporation, as borrower, and the Company, as guarantor, with various lenders. In addition, Wells Fargo serves as the indenture trustee under other mortgage warehouse facilities maintained by OOMC or its affiliates.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Pursuant to the Citigroup On-Balance Sheet Warehouse Facility, OOMC provides a guarantee up to a maximum of approximately 10% of the aggregate principal balance of mortgage loans held by the Trust before ultimate disposition. This guarantee would be called upon if the sale of mortgage loans did not generate adequate proceeds to satisfy the Trust’s current or ultimate payment obligations. The maximum potential undiscounted amount of future payments that OOMC may be required to make pursuant to this guarantee under the Citigroup On-Balance Sheet Warehouse Facility would be approximately $150,000,000.

Item 7.01. Regulation FD Disclosure

On July 16, 2007, OOMC obtained a waiver of the covenant under the warehouse facility maintained with UBS Real Estate Securities Inc. requiring OOMC to maintain a cumulative minimum net income of at least $1 for the four consecutive fiscal quarters ended July 31, 2007. The waiver extends through October 30, 2007.

On July 19, 2007, OOMC obtained a waiver of the covenant under the off-balance sheet warehouse facility maintained with Citigroup requiring OOMC to maintain a cumulative minimum net income of at least $1 for the four consecutive fiscal quarters ended July 31, 2007. The waiver extends through October 2, 2007, but will cease to be effective if (i) any of OOMC’s current warehouse providers cease to provide warehouse capacity to OOMC or reduce the amount of such capacity, (ii) the sale of OOMC to Cerberus does not occur prior to September 30, 2007, or (iii) the OOMC sale agreement with Cerberus is terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	July 19, 2007	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary